Exhibit 2.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2021, the units of Brookfield Business Partners L.P. were registered under Section 12(b) of the Exchange Act and were listed for trading on the New York Stock Exchange under the ticker “BBU.”
The following is a description of the material terms of our units and our Limited Partnership Agreement. Because this description is only a summary of the terms of our units and our Limited Partnership Agreement, it does not contain all of the information that you may find useful. For more complete information, you should read our Limited Partnership Agreement. The Limited Partnership Agreement is incorporated by reference as an exhibit to our most recent Annual Report on Form 20-F (as may be amended from time to time, the “Annual Report”) and is also available on our SEDAR profile at www.sedar.com. See also Item 10.C., “Material Contracts”, Item 10.H., “Documents on Display” and Item 19., “Exhibits” in the Annual Report. Capitalized terms used not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars.
Formation and Duration
Our company is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act and the Bermuda Exempted Partnerships Act 1992. Our company has a perpetual existence and will continue as an exempted limited partnership unless terminated or dissolved in accordance with our Limited Partnership Agreement. The partnership interests consist of our units, which represent limited partnership interests in our company, and any additional partnership interests representing limited partnership interests that we may issue in the future as described below under “-Issuance of Additional Partnership Interests”.
Management
As required by law, our Limited Partnership Agreement provides for the management and control of our company by a general partner, the BBU General Partner.
Nature and Purpose
Under our Limited Partnership Agreement, the purpose of our company is to: acquire and hold interests in the Holding LP and, subject to the approval of the BBU General Partner, interests in any other entity; engage in any activity related to the capitalization and financing of our company’s interests in such entities; serve as the managing general partner of the Holding LP and execute and deliver, and perform the functions of a managing general partner of the Holding LP specified in, the Holding LP Limited Partnership Agreement; and engage in any activity that is incidental to or in furtherance of the foregoing and that is approved by the BBU General Partner and that lawfully may be conducted by a limited partnership organized under the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and our Limited Partnership Agreement.
Our Units
Our units are non-voting limited partnership interests in our company. A holder of our units does not hold a share of a body corporate. As holders of units of our company, holders do not have statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The rights of holders of our units are based on our Limited Partnership Agreement, amendments to which may be proposed only by or with the consent of the BBU General Partner as described below under “-Amendment of Our Limited Partnership Agreement”.
Our units represent a fractional limited partnership interest in our company and do not represent a direct investment in our assets and should not be viewed by investors as direct securities of our assets. Holders of our units are not entitled to the withdrawal or return of capital contributions in respect of our units, except to the extent, if any, that distributions are made to such holders pursuant to our Limited Partnership Agreement or upon the liquidation of our company as described below under “-Liquidation and Distribution of Proceeds” or as otherwise required by applicable law. Except to the extent expressly provided in our Limited Partnership Agreement, a holder of our units does not have priority over any other holder of our units, either as to the return of capital contributions or as to profits, losses or distributions. Our units have no par or other stated value.

Holders of our units do not have the ability to call meetings of unitholders, and holders of our units are not entitled to vote on matters relating to our company except as described below under “-No Management or Control; No Voting”. Any action that may be taken at a meeting of unitholders may be taken without a meeting if written consent is solicited by or on behalf of the BBU General Partner and it receives approval of not less than the minimum percentage of support necessary to authorize or take such action at a meeting as described below under “-Meetings”.
Issuance of Additional Partnership Interests
The BBU General Partner has broad rights to cause our company to issue additional partnership interests and may cause us to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine at its sole discretion without the approval of any limited partners. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by the BBU General Partner in its sole discretion, all without the approval of our limited partners.
Capital Contributions
No partner has the right to withdraw any or all of its capital contribution. The limited partners have no liability for further capital contributions to our company. Each limited partner’s liability will be limited to the amount of capital such partner is obligated to contribute to our company for its limited partner interest plus its share of any undistributed profits and assets, subject to certain exceptions. See “-Limited Liability” below.
Distributions
Distributions to partners of our company will be made only as determined by the BBU General Partner in its sole discretion. In general, quarterly cash distributions will be made from the distributions received by our company as a result of its ownership of Managing General Partner Units in Holding LP. However, the BBU General Partner will not be permitted to cause our company to make a distribution if it does not have sufficient cash on hand to make the distribution (including as a result of borrowing), the distribution would render it insolvent, or if, in the opinion of the BBU General Partner, the distribution would or might leave it with insufficient funds to meet any future or contingent obligations, or the distribution would contravene the Bermuda Limited Partnership Act 1883. For greater certainty, our company, the Holding LP or one or more of the Holding Entities may (but none is obligated to) borrow money in order to obtain sufficient cash to make a distribution. The amount of taxes withheld or paid by us in respect of our units held by limited partners or the BBU General Partner shall be treated either as a distribution to such partner or as a general expense of our company, as determined by the BBU General Partner in its sole discretion.
Any distributions from our company will be made to the limited partners, and to the BBU General Partner on a pro rata basis. The BBU General Partner’s pro rata share is currently 0.1%. Each limited partner will receive a pro rata share of the distributions made to all limited partners in accordance with the proportion of all outstanding units held by that limited partner. Except for receiving its pro rata share of distributions from our company, the BBU General Partner shall not be compensated for its services as the BBU General Partner but it shall be reimbursed for certain expenses.
Limited Liability
Assuming that a limited partner does not participate in the control or management of our company or conduct the affairs of, sign or execute documents for or otherwise bind our company within the meaning of the Bermuda Limited Partnership Act 1883 and otherwise acts in conformity with the provisions of our Limited Partnership Agreement, such partner’s liability under the Bermuda Limited Partnership Act 1883 and our Limited Partnership Agreement will be limited to the amount of capital such partner is obligated to contribute to our company for its limited partner interest plus its share of any undistributed profits and assets, except as described below.
If it were determined, however, that a limited partner was participating in the control or management of our company or conducting the affairs of, signing or executing documents for or otherwise binding our company (or purporting to do any of the foregoing) within the meaning of the Bermuda Limited Partnership Act 1883 or the Bermuda Exempted Partnerships Act 1992, such limited partner would be liable as if it were a general partner of our company in respect of all debts of our company incurred while that limited partner was so acting or purporting to act. Neither our Limited Partnership Agreement nor the Bermuda Limited Partnership Act 1883 specifically provides for legal recourse against the BBU General Partner if a limited partner were to lose limited liability through any fault of the BBU General Partner. While this does preclude a limited partner from seeking legal recourse, we are not aware of any precedent for such a claim in Bermuda case law.
No Management or Control; Limited Voting
Our company’s limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of our company and do not have any right or authority to act for or to bind our company or to take part or interfere in the conduct or management of our company. Limited partners are not entitled to vote on matters relating to our company or have access to the books and records of our company, although holders of units are entitled to consent to certain matters with respect to certain amendments to our Limited Partnership Agreement and certain matters with respect to the withdrawal of the BBU General Partner as described in further detail below. In addition, limited partners have consent rights with respect to certain fundamental matters and related party transactions (in accordance with MI 61-101) and on any other matters that require their approval in accordance with applicable laws and stock exchange rules. Each unit entitles the holder thereof to one vote for the purposes of any approvals of holders of units.
Meetings
The BBU General Partner may call special meetings of the limited partners at a time and place outside of Canada determined by the BBU General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by the BBU General Partner (which may not be less than 10 nor more than 60 days before the meeting) are entitled to notice of any meeting.
Written consents may be solicited only by or on behalf of the BBU General Partner. Any such consent solicitation may specify that any written consents must be returned to us within the time period, which may not be less than 20 days, specified by the BBU General Partner.
For purposes of determining holders of partnership interests entitled to notice of, and participation in, a meeting, or to provide consents or give approvals to any action described above, the BBU General Partner may set a record date, which may be not less than 10 nor more than 60 days before the date by which record holders are requested in writing by the BBU General Partner to provide such consents. Only those holders of partnership interests on the record date established by the BBU General Partner will be entitled to provide consents with respect to matters as to which a consent right applies.
Amendment of Our Limited Partnership Agreement
Amendments to our Limited Partnership Agreement may be proposed only by or with the consent of the BBU General Partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, the BBU General Partner must seek approval of a majority of our outstanding units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.
Prohibited Amendments
No amendment may be made that would:
1.enlarge the obligations of any limited partner without its consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be consented to or approved by at least a majority of the type or class of partnership interests so affected; or
2.enlarge the obligations of, restrict in any way any action by or rights of or reduce in any way the amounts distributable, reimbursable or otherwise payable by our company to the BBU General Partner or any of its affiliates without the consent of the BBU General Partner, which may be given or withheld in its sole discretion.
The provision of our Limited Partnership Agreement preventing the amendments having the effects described in clauses (1) and (2) above can be amended only upon the approval of the holders of at least 90% of the outstanding units.
No Limited Partner Approval
Subject to applicable law, the BBU General Partner may generally make amendments to our Limited Partnership Agreement without the approval of any limited partner to reflect:
1.a change in the name of our company, the location of our registered office or our registered agent;
2.the admission, substitution or withdrawal of partners in accordance with our Limited Partnership Agreement;
3.a change that the BBU General Partner determines is reasonable and necessary or appropriate for our company to qualify or to continue our company’s qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction, or is necessary or advisable in the opinion of the BBU General Partner to ensure that our company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes;
4.an amendment that the BBU General Partner determines to be necessary or appropriate to address changes in tax regulations, legislation or interpretation;
5.an amendment that is necessary, in the opinion of our counsel, to prevent our company or the BBU General Partner or its directors or officers from in any manner being subjected to the provisions of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), or similar legislation in other jurisdictions;
6.an amendment that the BBU General Partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership interests or options, rights, warrants or appreciation rights relating to partnership securities;
7.any amendment expressly permitted in our Limited Partnership Agreement to be made by the BBU General Partner acting alone;
8.any amendment that the BBU General Partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by our company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our Limited Partnership Agreement;
9.a change in our company’s fiscal year and related changes; or
10.any other amendments substantially similar to any of the matters described in (1) through (9) above.
In addition, the BBU General Partner may make amendments to our Limited Partnership Agreement without the approval of any limited partner if those amendments, in the discretion of the BBU General Partner:
1.do not adversely affect our company’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;
2.are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority;
3.are necessary or appropriate to facilitate the trading of our units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our units or any other partnership interests are or will be listed for trading;
4.are necessary or appropriate for any action taken by the BBU General Partner relating to splits or combinations of units under the provisions of our Limited Partnership Agreement; or

5.are required to effect the intent expressed in the final registration statement and prospectus filed in connection with the spin-off or the intent of the provisions of our Limited Partnership Agreement or are otherwise contemplated by our Limited Partnership Agreement.

Opinion of Counsel and Limited Partner Approval
The BBU General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “-No Limited Partner Approval” should occur. No other amendments to our Limited Partnership Agreement will become effective without the approval of holders of at least 90% of our units, unless we obtain an opinion of counsel to the effect that the amendment will not (i) cause our company to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes the BBU General Partner has not made an election to be treated as a corporation) or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of our company’s or the Holding LP’s limited partners.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval or consent of the holders of at least a majority of the outstanding partnership interests of the class so affected.
In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced. Sale or Other Disposition of Assets
Our Limited Partnership Agreement generally prohibits the BBU General Partner, without the prior approval of the holders of at least 66 2/3% of the voting power of our units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. However, the BBU General Partner, in its sole discretion, may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of third parties) without that approval. The BBU General Partner may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure of, or other realization upon, those encumbrances without that approval.
Take-Over Bids
If, within 120 days after the date of a take-over bid, as defined in the Securities Act (Ontario), the take-over bid is accepted by holders of not less than 90% of our outstanding units, other than our units held at the date of the take-over bid by the offeror or any affiliate or associate of the offeror, and the offeror acquires the units deposited or tendered under the take-over bid, the offeror will be entitled to acquire our units not deposited under the take-over bid on the same terms as the units acquired under the take-over bid.
Liquidation and Distribution of Proceeds
Upon dissolution, unless our company is continued as a new limited partnership, the liquidator authorized to wind-up our company’s affairs will, acting with all of the powers of the BBU General Partner that the liquidator deems necessary or appropriate in its judgment, liquidate our company’s assets and apply the proceeds of the liquidation first, to discharge our company’s liabilities as provided in our Limited Partnership Agreement and by law and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our company’s assets would be impractical or would cause undue loss to the partners.
Withdrawal of the BBU General Partner
The BBU General Partner may withdraw as the general partner without first obtaining approval of our unitholders by giving written notice to the other partners, and that withdrawal will not constitute a violation of our Limited Partnership Agreement.

Upon the withdrawal of a general partner, the holders of at least a majority of our units may select a successor to that withdrawing general partner. If a successor is not selected, or is selected but an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions) cannot be obtained, our company will be dissolved, wound up and liquidated. See “-Termination and Dissolution” above.
In the event of the withdrawal of a general partner, where such withdrawal will violate our Limited Partnership Agreement, a successor general partner will have the option to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partnership interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the general partner’s departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partnership interest will automatically convert into units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
Transfer of the General Partnership Interest
The BBU General Partner may transfer all or any part of its general partnership interests without first obtaining approval of any unitholder. As a condition of this transfer, the transferee must: (i) agree to assume the rights and duties of the BBU General Partner to whose interest that transferee has succeeded; (ii) agree to assume and be bound by the provisions of our Limited Partnership Agreement; and (iii) furnish an opinion of counsel regarding limited liability, tax matters and the Investment Company Act (and similar legislation in other jurisdictions). Any transfer of the general partnership interest is subject to prior notice to and approval of the relevant Bermuda regulatory authorities. At any time, the members of the BBU General Partner may sell or transfer all or part of their shares in the BBU General Partner without the approval of the unitholders.
Partnership Name
If the BBU General Partner ceases to be the general partner of our company and our new general partner is not an affiliate of Brookfield, our company will be required by our Limited Partnership Agreement to change its name to a name that does not include “Brookfield” and which could not be capable of confusion in any way with such name. Our Limited Partnership Agreement explicitly provides that this obligation shall be enforceable and waivable by the BBU General Partner notwithstanding that it may have ceased to be the general partner of our company. Transactions with Interested Parties
The BBU General Partner, its affiliates and their respective partners, members, directors, officers, employees and shareholders, which we refer to as “interested parties,” may become limited partners or beneficially interested in limited partners and may hold, dispose of or otherwise deal with our units with the same rights they would have if the BBU General Partner was not a party to our Limited Partnership Agreement. An interested party will not be liable to account either to other interested parties or to our company, our company’s partners or any other persons for any profits or benefits made or derived by or in connection with any such transaction.
Our Limited Partnership Agreement permits an interested party to sell investments to, purchase assets from, vest assets in and contract or enter into any contract, arrangement or transaction with our company, the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by our company and may be interested in any such contract, transaction or arrangement and shall not be liable to account to any of our company, the Holding LP, any of the Holding Entities, any operating business or, in general, any entity established by our company or any other person in respect of any such contract, transaction or arrangement, or any benefits or profits made or derived therefrom, by virtue only of the relationship between the parties concerned, subject to the bye-laws of the BBU General Partner.

Outside Activities of the BBU General Partner; Conflicts of Interest
Under our Limited Partnership Agreement, the BBU General Partner is required to maintain as its sole activity the activity of acting as the general partner of our company and undertaking activities that are ancillary or related thereto. The BBU General Partner is not permitted to engage in any business or activity or incur or guarantee any debts or liabilities except in connection with or incidental to its performance as general partner or incurring, guaranteeing, acquiring, owning or disposing of debt or equity securities of the Holding LP, a Holding Entity or any other holding entity established by our company.
Our Limited Partnership Agreement provides that each person who is entitled to be indemnified by our company (other than the BBU General Partner), as described below under “-Indemnification; Limitation on Liability,” will have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess interests in business ventures of any and every type or description, irrespective of whether: (i) such activities are similar to our activities; or (ii) such businesses and activities directly compete with, or disfavor or exclude, the BBU General Partner, our company, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by us. Such business interests, activities and engagements will be deemed not to constitute a breach of our Limited Partnership Agreement or any duties stated or implied by law or equity, including fiduciary duties, owed to any of the BBU General Partner, our company, the Holding LP, any Holding Entity, any operating business and, in general, any entity established by us (or any of their respective investors), and shall be deemed not to be a breach of the BBU General Partner’s fiduciary duties or any other obligation of any type whatsoever of the BBU General Partner. None of the BBU General Partner, our company, the Holding LP, any Holding Entity, any operating business, or, in general, any entity established by us or any other person shall have any rights by virtue of our Limited Partnership Agreement or our company relationship established thereby or otherwise in any business ventures of any person who is entitled to be indemnified by us as described below under “-Indemnification; Limitations on Liability.”
The BBU General Partner and the other indemnified persons described in the preceding paragraph do not have any obligation under our Limited Partnership Agreement or as a result of any duties stated or implied by law or equity, including fiduciary duties, to present business or investment opportunities to our company, our limited partners, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by us. These provisions do not affect any obligation of an indemnified person to present business or investment opportunities to our company, the Holding LP, any Holding Entity, any operating business or, in general, any entity established by our company pursuant to the Relationship Agreement or a separate written agreement between such persons.
Any conflicts of interest and potential conflicts of interest that are approved by the BBU General Partner’s governance and nominating committee from time to time will be deemed to have been approved by all partners. Pursuant to our conflicts policy, by a majority vote, independent directors may grant approvals for any of the transactions described above in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby. See Item 7.B., “Related Party Transactions-Conflicts of Interest and Fiduciary Duties” of the Annual Report.
Indemnification; Limitations on Liability
Under our Limited Partnership Agreement, our company is required to indemnify to the fullest extent permitted by law the BBU General Partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of the Holding LP, a Holding Entity, operating business or, in general, any entity established by us and any other person designated by the BBU General Partner as an indemnified person, in each case, against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, incurred by an indemnified person in connection with our activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under our Limited Partnership Agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of the BBU General Partner will not constitute a breach of our Limited Partnership Agreement or any duties stated or implied by law or equity, including fiduciary duties. Our Limited Partnership Agreement requires us to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.
Accounts, Reports and Other Information
Under our Limited Partnership Agreement, within the time required by applicable laws and regulations, including any rules of any applicable securities exchange, the BBU General Partner is required to prepare financial statements in accordance with IFRS or such other appropriate accounting principles as determined from time to time and make publicly available as of a date selected by the BBU General Partner in its sole discretion our financial statements together with a statement of the accounting policies used in their preparation, such information as may be required by applicable laws and regulations and such information as the BBU General Partner deems appropriate. Our annual financial statements must be audited by an independent accounting firm of international standing. Our quarterly financial statements may be unaudited and will be made available publicly as and within the time period required by applicable laws and regulations, including any rules of any applicable securities exchange.
The BBU General Partner is also required to use commercially reasonable efforts to prepare and send to the limited partners of our company on an annual basis a Schedule K-1 (or equivalent). However, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. The BBU General Partner will, where reasonably possible, prepare and send information required by the non-U.S. limited partners of our company for U.S. federal income tax reporting purposes. The BBU General Partner will also use commercially reasonable efforts to supply information required by limited partners of our company for Canadian federal income tax purposes.
Governing Law; Submission to Jurisdiction
Our Limited Partnership Agreement is governed by and will be construed in accordance with the laws of Bermuda. Under our Limited Partnership Agreement, each of our company’s partners (other than governmental entities prohibited from submitting to the jurisdiction of a particular jurisdiction) will submit to the non-exclusive jurisdiction of any court in Bermuda in any dispute, suit, action or proceeding arising out of or relating to our Limited Partnership Agreement. Each partner waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein and further waives, to the fullest extent permitted by law, any claim of inconvenient forum, improper venue or that any such court does not have jurisdiction over the partner. Any final judgment against a partner in any proceedings brought in any court in Bermuda will be conclusive and binding upon the partner and may be enforced in the courts of any other jurisdiction of which the partner is or may be subject, by suit upon such judgment. The foregoing submission to jurisdiction and waivers will survive the dissolution, liquidation, winding up and termination of our company.
Transfers of Units
We are not required to recognize any transfer of our units until certificates, if any, evidencing such units are surrendered for registration of transfer. Each person to whom a unit is transferred (including any nominee holder or an agent or representative acquiring such unit for the account of another person) will be admitted to our company as a partner with respect to the unit so transferred subject to and in accordance with the terms of our Limited Partnership Agreement. Any transfer of a unit will not entitle the transferee to share in the profits and losses of our company, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a partner and a party to our Limited Partnership Agreement.
By accepting a unit for transfer in accordance with our Limited Partnership Agreement, each transferee will be deemed to have:
•executed our Limited Partnership Agreement and become bound by the terms thereof;
•granted an irrevocable power of attorney to the BBU General Partner or the liquidator of our company and any officer thereof to act as such partner’s agent and attorney-in-fact to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (i) all certificates, documents or other instruments relating to the existence or qualification of our company as an exempted limited partnership (or a partnership in which the limited partners have limited liability) in Bermuda and in all jurisdictions in which our company may conduct activities and affairs or own property; any amendment, change, modification or restatement of our Limited Partnership Agreement, subject to the requirements of our Limited Partnership Agreement; the dissolution and liquidation of our company; the admission or withdrawal of any partner of our company or any capital contribution of any partner of our company; the determination of the rights, preferences and privileges of any class or series of units or other partnership interests of our company, and any tax election with any limited partner or general partner on behalf of our company or its partners; and (ii) subject to the requirements of our Limited Partnership Agreement, all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the BBU General Partner or the liquidator of our company, to make, evidence, give, confirm or ratify any voting consent, approval, agreement or other action that is made or given by our company’s partners or is consistent with the terms of our Limited Partnership Agreement or to effectuate the terms or intent of our Limited Partnership Agreement;
•made the consents and waivers contained in our Limited Partnership Agreement, including with respect to the approval of the transactions and agreements entered into in connection with our formation and the spin-off; and
•ratified and confirmed all contracts, agreements, assignments and instruments entered into on behalf of our company in accordance with our Limited Partnership Agreement, including the granting of any charge or security interest over the assets of our company and the assumption of any indebtedness in connection with the affairs of our company.
The transfer of any unit and the admission of any new partner to our company will not constitute any amendment to our Limited Partnership Agreement.
Book-Based System
Our units may be represented in the form of one or more fully registered unit certificates held by, or on behalf of, CDS or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of our units may be effected through the book-based system administered by CDS or DTC as applicable.